As filed with the Securities and Exchange Commission on May 5, 2000
                                                      Registration No. 333-30522

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Amendment No. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          INDEPENDENT BANK CORPORATION
            (Exact name of registrant as specified in its character)

             MICHIGAN                                    38-2032782
    (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    incorporation or organization)



                  230 West Main Street, Ionia, Michigan 48846
                                 (616) 527-9450
                        (Address including zip code, and
                   telephone number, including area code, of
                   Registrant's principal executive offices)

          WILLIAM R. KOHLS                    Copies of Communications to:
    Independent Bank Corporation                  MICHAEL G. WOOLDRIDGE
        230 West Main Street            Varnum, Riddering, Schmidt & Howlett LLP
        Ionia, Michigan 48846                    333 Bridge Street, N.W.
           (616) 527-9450                     Grand Rapids, Michigan 49504
   (Name, address, including zip code,               (616) 336-6000
        and telephone number,
including area code of agent for service)


Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
                                     ------
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                   CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
                                                                         Proposed                 Proposed
                                                                          Maximum                  Maximum
          Title of Securities                                            Offering                 Aggregate               Amount of
           Being Registered                  Amount Being                Price Per                Offering              Registration
                                              Registered                 Unit (1)                 Price (1)                 Fee(2)
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock ($1.00 Par Value)           33,600 Shares                $12.79                  $429,744                   $114
------------------------------------------------------------------------------------------------------------------------------------

(1) For purposes of calculating the registration fee only, the price shown is based upon a per share price of $13.72, the average of the high and low sale prices for the Common Stock of Registrant, as reported in the NASD National Market System on February 14, 2000, in accordance with Rule 457.
(2) Fee previously paid with respect to 32,000 shares. The Registrant has submitted an additional $5 registration fee with respect to the additional 1,600 shares.

                                     ------
Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, the Prospectus filed as a part of this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                  33,600 Shares

                          INDEPENDENT BANK CORPORATION
                                  COMMON STOCK
                                ($1.00 par value)

                           ---------------------------


     This prospectus relates to the periodic offer and sale of up to 33,600 shares of common stock of Independent Bank Corporation, a Michigan corporation, by certain selling shareholders.

Independent Bank Corporation's common stock is listed for trading on The NASDAQ Stock Market under the trading symbol IBCP. On May 3, 2000, the last reported sale price of the common stock on NASDAQ was $12.875 per share. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices.

     Independent Bank Corporation will pay all expenses of registration incurred in connection with the offering.

                           ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is not an offer to sell these shares, and it is not soliciting an offer to buy these shares, in any state where the offer or sale is not permitted.

                           ---------------------------



                  The date of this Prospectus is May 5, 2000.

                                TABLE OF CONTENTS


                                                                            PAGE


ABOUT THIS PROSPECTUS..........................................................1

WHERE YOU CAN FIND MORE INFORMATION............................................1

NDEPENDENT BANK CORPORATION....................................................2

USE OF PROCEEDS................................................................2

SELLING SHAREHOLDERS...........................................................2

PLAN OF DISTRIBUTION...........................................................2

LEGAL MATTERS..................................................................2

EXPERTS  ......................................................................3

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Independent Bank Corporation has filed with the Securities and Exchange Commission. The selling shareholders may offer from time to time up to 33,600 shares of our common stock. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 60661 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     The SEC allows us to "incorporate by reference" the information it files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offered shares have been sold: Independent Bank Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 000-07818).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                                William R. Kohls
                          Independent Bank Corporation
                              230 West Main Street
                              Ionia, Michigan 48846
                            Telephone: (616) 527-9450

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Independent Bank Corporation has not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                          INDEPENDENT BANK CORPORATION

General

     The subsidiary banks of Independent Bank Corporation are commercial banks. Most of our banks' offices provide full-service lobby and drive-in services in the communities which they serve. Automatic teller machines are also provided at most locations.

     Our activities cover all phases of commercial banking, including checking and savings accounts, commercial and agricultural lending, direct and indirect consumer financing, mortgage lending and deposit box services. Our subsidiary banks also offer title insurance services through a separate subsidiary. The banks do not offer trust services. The principal markets are the rural and suburban communities across lower Michigan that are served by the banks' branch networks. The local economies of th communities served by the banks are relatively stable and reasonably diversified.

     The banks compete with other commercial banks, savings and loan associations, credit unions, mortgage banking companies, securities brokerage companies, insurance companies, and money market mutual funds. Many of these competitors have substantially greater resources than we do and offer certain services that we do not currently provide. Our competitors may also have greater lending limits than we do.

     Price, the interest charged on loans and/or paid on deposits, remains a principal means of competition within the financial services industry. The banks also compete on the basis of service and convenience, utilizing the strengths and benefits of our decentralized structure to providing financial services. As of December 31, 1999, we had 766 full-time employees and 259 part-time employees.


                                USE OF PROCEEDS

     The up to 33,600 shares are being offered by the selling shareholders. The selling shareholders will receive the proceeds. Independent Bank Corporation will not receive any of the proceeds.

                              SELLING SHAREHOLDERS

     The shares are being sold by the selling shareholders. The following table includes information as of March 15, 2000, and as adjusted to reflect the sale of the shares held by each selling shareholder:

                                                  Shares Beneficially           Number of          Number of Shares
                                                     Owned Prior to           Shares Being        Beneficially Owned
Selling Shareholder                                  this Offering               Offered            After Offering
-------------------                                  -------------               -------            --------------
E. James Barrett                                         20,761                   8,400                 12,361

William P. Brennan                                       80,398                   8,400                 71,998

Thomas T. Princing                                       57,479                   8,400                 49,079

Estate of Joseph M. Rombach                              27,120                   8,400                 18,720

     Each of the selling shareholders owns less than 1.0% of the common stock of Independent Bank Corporation. None of the selling shareholders have had any office or position with Independent Bank Corporation since September15, 1999, the date we completed the acquisition of Mutual Savings Bank, fsb. Prior to September 15, 1999, the selling shareholders served as directors of Mutual Savings Bank, fsb.

                              PLAN OF DISTRIBUTION

     The 33,600 shares of our common stock offered may be offered and sold from time to time by the selling shareholders, or by pledgees, donees, transferees or other successors in interest. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the Nasdaq National Market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to an underwritten offering or one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for our account pursuant to this prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The selling shareholders may also sell the shares in accordance with Rule 144 under the 1933 Act.

     The selling shareholders might not sell any or all of the shares offered hereunder.

                                  LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan.


                                     EXPERTS

     The consolidated financial statements of the Company included in the Company's Annual Report on Form 10-K as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, have been audited by KPMG LLP, independent accountants, as stated in their report in the Form 10-K thereon and incorporated by reference in this document. These consolidated financial statements have been incorporated by reference in this document in reliance upon KPMG LLP's report given upon the authority of that firm as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     Expenses in connection with the issuance and distribution of the securities being registered herein are estimated to be as follows:

Registration fee.......................................          $   114
Blue Sky fees and expenses.............................              100
Printing...............................................               50
Legal fees and expenses................................            1,000
Accountants? fees and expenses.........................            1,000
Miscellaneous expenses.................................              100
                                                                  ------
Total..................................................           $2,364
                                                                  ======


Item 15.  Indemnification of Directors and Officers.

     The Articles of Incorporation of the Company provide that its directors and officers are to be indemnified as of right to the fullest extent permitted under the Michigan Business Corporation Act ("MBCA"). Under the MBCA, directors, officers, employees or agents are entitled to indemnification against expenses (including attorneys' fees) whenever they successfully defend legal proceedings brought against them by reason of the fact that they hold such a position with the corporation. In addition, with respect to actions not brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees), judgments, fines, penalties and reasonable settlement if it is determined that the person seeking indemnification acted in a good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to criminal proceedings, he or she had no reasonable cause to believe that his or her conduct was unlawful. With respect to actions brought by or in the right of the corporation, indemnification is permitted under the MBCA for expenses (including attorneys' fees) and reasonable settlements, if it is determined that the person seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders; provided, indemnification is not permitted if the person is found liable to the corporation, unless the court in which the action or suit was brought has determined that indemnification is fair and reasonable in view of all the circumstances of the case.

     The MBCA specifically provides that it is not the exclusive source of indemnity. As a result, the Company adopted individual indemnification agreements with its directors. Approved by the Company's shareholders, the indemnification agreements provide a contractually enforceable right for prompt indemnification, except that indemnification is not required where: (i)
indemnification is provided under an insurance policy, except for amounts in excess of insurance coverage; (ii) indemnification is provided by the Company outside of the agreement; (iii) the claim involved a violation of Section 16(b) of the Securities Exchange Act of 1934 or similar provision of state law; or
(iv) indemnification by the Company is otherwise prohibited by law. In the case of a derivative or other action by or in the right of the Company where a director is found liable, indemnity is predicated on the determination that indemnification is nevertheless appropriate, by majority vote of a committee of disinterested directors, independent legal counsel, or a court where the claim is litigated, whichever the indemnitee chooses. The protection provided by the indemnification agreements is broader than that under the MBCA, where indemnification in such circumstances is available only where specifically authorized by the court where the claim is litigated.

     In addition to the available indemnification, the Company's Articles of Incorporation, as amended, limit the personal liability of the members of its Board of Directors for monetary damages with respect to claims by the Company or its shareholders resulting from certain negligent acts or omissions.

     Under an insurance policy maintained by the Company, the directors and officers of the Company are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 16.  Exhibits

     Reference is made to the Exhibit Index which appears on page II-6.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by refers in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or Section 15(d) of Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Ionia, State of Michigan, on the 4th day of May, 2000.

                                       INDEPENDENT BANK CORPORATION


                                       By \s\ Charles C. Van Loan
                                       Charles C. Van Loan, President and
                                       Chief Executive Officer

                                POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below on May 4, 2000, by the following persons in the capacities indicated.


/s/ Charles C. Van Loan                            /s/ William R. Kohls
Charles C. Van Loan, Director,                     William R. Kohls, Executive
President and Chief                                Vice President,
Executive Officer (Principal Executive Officer)    Secretary and Treasurer
                                                   (Principal Financial Officer)


/s/ James Twarozynski                              /s/ Charles A. Palmer*
James Twarozynski, Vice President                  Charles A. Palmer, Director
and Controller (Principal Accounting Officer)


/s/ Robert J. Leppink*                               /s/ Arch V. Wright*
Robert J. Leppink, Director                          Arch V. Wright, Director


/s/ Terry L. Haske*                                  /s/ Keith E. Bazaire*
Terry L. Haske, Director                             Keith E. Bazaire, Director


/s/ Thomas F. Kohn
Thomas F. Kohn, Director


By:  /s/ William R. Kohls
         William R. Kohls
         Attorney-in-Fact

                                  EXHIBIT INDEX




Item 5            Opinion of Varnum, Riddering, Schmidt & Howlett


Item 23(a)        The consent of KPMG LLP is set forth on page II-5


Item 23(b)        Consent of Varnum, Riddering, Schmidt & Howlett--included in
                  Exhibit 5


Item 24           Power of Attorney--included on page II-4

                                    EXHIBIT 5




                                   May 4, 2000



Independent Bank Corporation
230 West Main Street
P.O. Box 491
Ionia, Michigan   48846

         Re: Registration Statement on Form S-3 Relating to Independent Bank Corporation Common Stock

Gentlemen:

     With respect to the Registration Statement on Form S-3 (the "Registration Statement"), filed by Independent Bank Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 33,600 shares of the Company's common stock, par value $1.00 per share, for issuance as described, we have examined such documents and questions of law we consider necessary or appropriate for the purpose of giving this opinion. On the basis of such evaluation, we advise you that in our opinion the 33,600 shares covered by the Registration Statement have been duly and validly authorized by Independent Bank Corporation, and, when sold, will have been duly and validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

                                   Sincerely,

                     VARNUM, RIDDERING, SCHMIDT & HOWLETTLLP


                  /s/ Varnum, Riddering, Schmidt & Howlett LLP

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


                                      KPMG
                                      Suite 1200
                                      150 West Jefferson
                                      Detroit, MI 48226-4429


Independent Bank Corporation
230 West Main Street
P.O. Box 491
Ionia, Michigan 48846

Gentlemen:

We consent to the incorporation by reference in the registration statement on Amendment No. 1 to Form S-3 on Independent Bank Corporation of our report dated February 4, 2000, with respect to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of Independent Bank Corporation, and to the reference of our firm under the heading "Experts" in the registration statement on Amendment No. 1 to Form S-3.



                                  /s/ KPMG LLP
May 4, 2000
Detroit, Michigan